EXHIBIT 12


                                         CONMED Corporation
                Statement Showing Computations of Ratio of Earnings to Fixed Charges





                                        1997          1998         1999         2000         2001
                                      --------      --------     --------     --------     --------
Income (loss) before income taxes
  and extraordinary
  item ..........................     $(10,705)     $ 30,276     $ 42,436     $ 30,178     $ 38,134
Interest expense ................         --          30,891       32,360       34,286       30,824
Portion of rentals
 representative of
 interest factor ................          147           875          978        1,114          919
                                      --------      --------     --------     --------     --------
Total earnings available for
     fixed charges ..............     $(10,558)     $ 62,042     $ 75,774     $ 65,578     $ 69,877
                                      ========      ========     ========     ========     ========


Interest expense ................     $   --        $ 30,891     $ 32,360     $ 34,286     $ 30,824
Portion of rentals
  representative of interest
  factor ........................          147           875          978        1,114          919
                                      --------      --------     --------     --------     --------
Total fixed charges .............     $    147      $ 31,766     $ 33,338     $ 35,400       31,743
                                      ========      ========     ========     ========     ========

Ratio of earnings to
  fixed charges .................          (A)          1.95         2.27         1.85         2.20
                                      ========      ========     ========     ========     ========


(A) As a result of the loss incurred in 1997, the Company was unable to fully cover the indicated fixed charges.